Exhibit 99.1

Exhibit 99.1

Release of Private Information

Certain holders (the “Noteholders”) of the 6.5% convertible senior notes due 2015 (the “2015 Notes”) and the 8.5% convertible senior notes due 2017 (the “2017 Notes”, and together with the 2015 Notes, the “Convertible Notes”) were organized to engage the Company regarding a potential recapitalization or restructuring. The Noteholders informed the Company that they held over 75% of the Convertible Notes. The professionals for the Noteholders performed due diligence on behalf of the Noteholders.  Starting on or about March 19, 2015, each of the Noteholders executed individual Confidentiality Agreements and participated in further due diligence.

On or about March 23, 2015, the Noteholders delivered to the Company a term sheet (the “DIP Term Sheet”) that provided for postpetition debtor-in-possession financing (a “DIP Facility”). The Company engaged in discussions with the Noteholders with respect the DIP Term Sheet.

The Company’s most recent comments to the DIP Term Sheet were delivered to counsel to the Noteholders on or about March 25, 2015, and included, the following:

The DIP Facility would have provided for a $38.625 million Superpriority Secured Term Loan of which $30 million (net of original issue discount) would be available in an initial draw and an aggregate amount of $7.5 million (net of original issue discount) would be available in multiple delayed draws upon the satisfaction of certain additional conditions, secured by substantially all of the assets of the Company and its subsidiaries, subject to certain exceptions and a carve out for professional fees. The DIP Facility would have a 6 month term and bear interest at a rate of 11.25% per annum. The DIP Facility would have contained an original issue discount of 3% (in lieu of an origination fee) and have provided for a 4% exit fee that would be waived if the Company accepted an exit facility proposed by the Noteholders.

The DIP Term Sheet was non-binding in nature. No agreement has been reached between the parties, and the parties continue to discuss potential financing opportunities.